EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Aquila Biopharmaceuticals, Inc. (the "Company") on Form S-8 to register 200,000 shares of common stock, par value $.01 per share of our report, dated March 7, 1997, on our audits of the financial statements of Aquila Biopharma-ceuticals, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the 1996 Annual Report on Form 10-K of the Company. We also consent to the reference to our firm under the caption "Experts".

                                             /s/ Coopers & Lybrand L.L.P.
                                             ________________________________
                                             COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 31, 1997